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                                                                     EXHIBIT 8.1



                 [Letterhead of Sonnenschein Nath & Rosenthal]


                                August 14, 1998


Lincoln National Corporation
Lincoln National Capital IV
200 East Berry Street
Fort Wayne, Indiana 46802-2706

     Re:       Lincoln National Capital IV
               FELINE PRIDES(SM) and 6.40% Trust Originated Preferred Securities

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-3 (Reg. No. 333-49201)(the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by Lincoln National Corporation ("Lincoln") and Lincoln National Capital IV and the prospectus dated April. 27, 1998 contained therein and the prospectus supplement dated August 10, 1998 to such prospectus (collectively, the "Prospectus") relating to the offering of FELINE PRIDES(SM) and 6.40% Trust Originated Preferred Securities, Series D (the "Securitites").

     We have acted as special counsel to Lincoln in connection with the preparation of the Registration Statement and the Prospectus. We hereby confirm that, although the discussion set forth under the caption "Federal Income Tax Consequences" in the Prospectus does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Securities, the statements contained in the Prospectus under such caption, to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us, and, in our opinion, are correct in all material respects.

     This opinion is furnished to you solely for your benefit in connection with the filing of a Current Report on Form 8-K in connection with the transactions contemplated by the Prospectus and, except as set forth below, is not to be relied upon, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever without our prior written consent. This opinion is limited to the matters stated herein and no opinion is implied or maybe interred beyond the matters stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement.


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         This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

         We hereby consent to the use of our name under the headings "Legal Opinions" and "Validity of Securities" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Form 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                                       Very truly yours,

                                                SONNENSCHEIN NATH & ROSENTHAL

                                                       /s/ Thomas M. Stephens
                                                By:
                                                       Thomas M. Stephens